Exhibit 99.1

SECOND PERMITTED TRANSFERREE AGREEMENT
As of August 5, 2017, John P. Rochon, as the President of the General Partner of Rochon Capital Partners, Ltd., a Texas Limited Partnership with a principal office of 2950 N. Harwood Street Suite 2200, Dallas, Texas 75201 (“RCP”) and Huckleberry Investments LLP a UK investment advisor with a principal office of 28 Devereux Lane, London, SW 13 8DA, UK (“Huckleberry”) agree to this Second Permitted Transferree Agreement (“Second Agreement”) effective as of the expiration of the Permitted Transferee Agreement (“Agreement”). Each of the parties to this Second Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Share Exchange Agreement (“SEA”) dated August 24, 2012 as amended.

1.
John P. Rochon, as the President of the General Partner of RCP agrees that Huckleberry is not nor will it be subsequently deemed an Acquiring Person as defined by the second amendment to the SEA dated as of October 10, 2014 by and between JRjr33, Inc. f/k/a CVSL Inc. (JRJR), and Rochon Capital Partners, Ltd. (“RCP”) under the following conditions:

a.
Huckleberry may acquire up to, but not exceed, twenty percent (20%) of the outstanding shares of common stock of JRJR available on the open market over the consecutive 90 days following the effective date of this Agreement.

2.	Subject to the conditions stated in 1(a) herein, RCP agrees to irrevocably waive its right to trigger the issuance of the Second Tranche Parent stock issued to RCP or a Permitted Transferee.

3.
After 90 days from the effective date of this Second Agreement, Huckleberry, its affiliates or associated persons, will require subsequent written authorization from John P. Rochon if Huckleberry is to not be considered an Acquiring Person

This is the entire Second Agreement between the Parties on the subject matter hereof superseding all prior agreements or understandings, whether written or oral.

ROCHON CAPITAL PARTNERS, LTD.
By: John Rochon Management, Inc., its General Partner

By:        ____________________________
Name:        John P. Rochon
Title:        President

HUCKLEBERRY INVESTMENTS LLP

By:        ______________________________
Name:        Oliver C. Davies
Title:        Principal